                                                                      Exhibit 12

                        BROWNING-FERRIS INDUSTRIES, INC.
                                AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                                  (Unaudited)
                         (Dollar Amounts in Thousands)

                                                                          Year Ended September 30,
                                                     ---------------------------------------------------------------
                                                       1998          1997          1996          1995         1994
                                                     --------      --------      --------      --------     --------
Earnings Available for Fixed
 Charges:
  Income (loss) before minority
   interest, extraordinary items
   and cumulative effects of
   changes in accounting
   principles                                        $355,979      $297,085      $(77,482)     $414,646     $299,474
  Income taxes                                        232,089       198,057       105,188       276,430      199,649
                                                     --------      --------      --------      --------     --------
  Income before income taxes,
   minority interests, extraordinary
   items and cumulative effects of
   changes in accounting principles                   588,068       495,142        27,706       691,076      499,123
  Consolidated interest
   expense                                            123,000       165,225       179,299       159,529       93,159
  Interest expense related to
   proportionate share of 50%
   owned affiliates                                    33,463        33,215        22,613        19,722       22,689
  Portion of rents representing
   the interest factor                                 38,076        35,741        35,045        31,842       20,868
  Less-Undistributed earnings
   of affiliates less than
   50% owned                                            7,472         3,210         3,238         1,643        4,698
                                                     --------      --------      --------      --------     --------
         Total                                       $775,135      $726,113      $261,425      $900,526     $631,141
                                                     ========      ========      ========      ========     ========



(Continued on Following Page)

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
                                        ---------------------------------------------------------------------
                                          1998            1997            1996            1995         1994
                                        --------        --------        --------        --------     --------
Fixed Charges:
 Consolidated interest
  expense and interest
  costs capitalized                     $131,726        $174,939        $195,605        $170,958     $104,759
 Interest expense and
  interest costs capitalized
  related to proportionate
  share of 50% owned
  unconsolidated affiliates               33,463          33,215          24,408          20,351       22,974
 Portion of rents
  representing the interest
  factor                                  38,076          35,741          35,045          31,842       20,868
                                        --------        --------        --------        --------     --------
        Total                           $203,265        $243,895        $255,058        $223,151     $148,601
                                        ========        ========        ========        ========     ========
Ratio of Earnings to
 Fixed Charges                              3.81(1)         2.98(2)         1.02(3)         4.04         4.25
                                        ========        ========        ========        ========     ========

(1) Excluding the effects of the fiscal 1998 special credits of $21.5 million, the ratio of earnings to fixed charges for fiscal 1998 is 3.71.

(2) Excluding the effects of the fiscal 1997 special charges of $81.9 million, the ratio of earnings to fixed charges for fiscal 1997 is 3.31.

(3) Excluding the effects of the fiscal 1996 special charges of $446.8 million, the ratio of earnings to fixed charges for fiscal 1996 is 2.77.